Exhibit 10.22

SERVICE AGREEMENT

THIS SERVICE AGREEMENT (“Agreement”) is executed by and between MagnaChip Semiconductor, Ltd., a Korean limited liability company (the “Company”), IC Media Corporation, a Delaware corporation (“IC Media”), and Jason Hartlove, an individual (the “Officer”), effective as May 16, 2005.

WHEREAS, the Company desires to have the benefits of the Officer’s knowledge and experience as a full-time officer, to employ the Officer in the manner hereinafter specified, and to make provision for payment of reasonable compensation to the Officer for such services, and the Officer is willing to be employed by the Company to perform the duties incident to such employment upon the terms and conditions hereinafter set forth;

WHEREAS, the Company and IC Media are both wholly-owned subsidiaries of MagnaChip Semiconductor LLC, a Delaware limited liability company; and

WHEREAS, to facilitate the employment of the Officer in Korea, IC Media will temporarily assume the rights and obligations of the Company under this Agreement and dispatch the Officer to the Officer’s place of employment at the Company.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, IC Media, and the Officer hereby agree as follows:

1.	EFFECTIVENESS OF SERVICE AGREEMENT

This Agreement shall constitute a binding obligation of the Officer and the Company as of May 16, 2005 (the “Effective Date”).

2.	EMPLOYMENT AND DUTIES

(a) General. The Company shall hereby employ the Officer as Senior Vice President and General Manager, and the Officer agrees upon the terms and conditions herein set forth to be employed by the Company. The Officer shall diligently perform such duties and have such responsibilities as the Board of Directors of the Company may establish from time to time, and the Officer shall report to the Chief Executive Officer of the Company.

(b) Term. Unless terminated at an earlier date in accordance with Section 4 below, the term of the Officer’s employment with the Company hereunder shall be for a term commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Term”). Thereafter, unless terminated at an earlier date in accordance with Section 4 below, the Initial Term and each Additional Term shall be automatically extended for successive one-year periods (each, an “Additional Term”), in each case, commencing upon the expiration of the Initial Term or the then-current Additional Term, unless at least 90 days prior to the expiration of such term, either party gives written notice to the other party of its intention not to extend the term of the Officer’s employment.

(c) Services. The Officer shall well and faithfully serve the Company, and shall devote all of the Officer’s business time and attention to the performance of the duties of such employment and the advancement of the best interests of the Company and shall not, directly or indirectly, render services to any other person or organization for which the Officer receives compensation without the prior written approval of the Company. The Officer hereby agrees to refrain from engaging in any activity that does, shall or could reasonably be deemed to conflict with the best interests of the Company.

(d) Location of Employment. The Officer’s place of employment shall be at the Company’s facility located in Seoul, Korea, but the Officer shall travel to the extent and to the places necessary for the performance of the Officer’s duties to the Company; provided, however, that until such date as the Officer is legally qualified to work in Korea, the Officer’s place of employment shall be at the Company’s facility located in Santa Clara, California. After a period of expatriate service of six months to one year in Seoul, Korea, the Officer and the Company expect that the Officer’s place of employment shall be moved back to Santa Clara, California, or such other location as the Officer and the Company shall mutually agree.

(e) Assumption and Dispatch by IC Media. The Officer, the Company, and IC Media agree that until such time as the Company is authorized under Korean law to directly employ the Officer and the Officer is legally qualified to be directly employed by the Company in Korea, IC Media will from the Effective Date fully assume the rights and obligations of the Company under this Agreement and dispatch the Officer to the Officer’s place of employment at the Company.

3.	COMPENSATION AND OTHER BENEFITS

Subject to the provisions of this Agreement, including, without limitation, the termination provisions contained in Section 4 below, the Company shall pay and provide the following compensation and other benefits to the Officer as compensation for all services rendered hereunder:

(a) Salary. The Company shall pay the Officer a base salary at the rate of US$310,000.00 per annum (the “Salary”), payable to the Officer in accordance with the standard payroll practices of the Company as are in effect from time to time, less all such deductions or withholdings required by applicable law. The Salary is payable in U.S. dollars to a bank account designated from time to time by the Officer. Annual salary increases will be determined by the compensation committee of the Board of Directors of the Company (the “Committee”) in accordance with the Committee’s policies and procedures.

(b) Annual Incentive. The Officer shall be eligible to earn an annual cash bonus in accordance with the annual short-term incentive plan approved annually by the compensation committee of the Company (the “Annual Incentive”). The Annual Incentive shall be a target of 50% of the Officer’s annual salary.

(c) Expenses. The Company shall pay or reimburse the Officer for all reasonable out-of-pocket expenses incurred by the Officer in connection with the Officer’s employment hereunder upon submission of appropriate documentation or receipts in accordance with the policies and procedures of the Company as are in effect from time to time.

(d) Benefits. The Officer shall be eligible to participate in or purchase as necessary and be reimbursed for medical, disability and life insurance plans and to receive other benefits applicable to senior officers of the Company generally in accordance with the terms of such plans as are in effect from time to time. The Officer shall be entitled to the following expatriate/repatriation benefits:

(i) Visas and Work Permits. The Company will provide the necessary services and cover the cost to obtain the necessary visas and/or work permits to enable the Officer to legally work and stay in Korea for the duration that the Officer is assigned to perform services in Korea.

(ii) Air Travel. The Company will pay for air flight expenses for the Officer and the Officer’s family to travel to Seoul, Korea, to begin the Officer’s expatriate assignment.

(iii) Shipment of Household Goods. The Company shall reimburse the Officer reasonable costs to move the Officer’s household goods via surface transport from the U.S. to Korea and, upon an agreed-upon change of location of service or upon the termination of this Agreement for any reason other than as set forth in Section 4(a) below, reasonable costs to move the Officer’s household goods via surface transport from Korea back to the U.S.

(iv) Temporary Housing. The Company shall reimburse the Officer for reasonable costs for furnished temporary housing in Korea for up to 30 days upon the Officer’s arrival in Korea. A reasonable per diem shall be included if the temporary housing does not include cooking facilities.

(v) Host Country Housing. The Company shall reimburse the Officer for reasonable housing expenses in Korea for rent on a single home or apartment up to a maximum of KRW8,500,000 per month.

(vi) Host Country Transportation. The Company shall provide the Officer with a single automobile for the Officer’s usage in Korea and shall pay all expenses associated with the automobile.

(vii) Tax Treatment. The Company shall provide for tax equalization (to U.S. federal and California state) for all salary and benefits commencing in the tax year when the expatriate assignment begins through the end of the tax year of repatriation (regardless of whether the Officer is still employed by the Company at that time). The Officer shall minimize U.S. taxes as permitted by Section 901 and 911 of the Internal Revenue Code. For the avoidance of doubt, this provision shall be interpreted to mean that the Officer’s total tax liability shall not be higher than it would have been had the Officer remained in the U.S.

(e) Vacation. The Officer shall be entitled to annual vacation of three weeks per year and, while serving in an expatriate status in Korea, an additional two weeks of home leave per year (pro-rated if the Officer’s expatriate status is less than one year).

(f) Equity. The Officer is granted options to purchase 300,000 MagnaChip Semiconductor LLC common units (the “Option”) pursuant to the MagnaChip Semiconductor LLC Equity Incentive Plan at a purchase price equal to $1.00 per common unit. Twenty-five percent of the Option will vest on the first anniversary of the Option grant date and an additional 6.25% of the Option will vest on the last day of each calendar quarter thereafter. Other terms of the Option shall be as determined by the Board of Directors of MagnaChip Semiconductor LLC but shall not be less favorable than the terms of options granted to other Company employees.

(g) Indemnification. To the fullest extent permitted by law and the governing documents of the Company, the Company will indemnify and hold the Officer harmless from and against all losses, costs, and expenses arising from or relating to the Officer’s services as an officer or employee of the Company.

4.	TERMINATION OF EMPLOYMENT

Subject to the notice and other provisions of this Section 4, the Company shall have the right to terminate the Officer’s employment hereunder, at any time for any reason or for no stated reason, and the Officer shall have the right to resign, at any time for any reason or for no stated reason.

(a) Termination for Cause or Resignation.

(i) If, prior to the expiration of the Initial Term or any Additional Term, the Officer’s employment is terminated by the Company for Cause or if the Officer resigns for any reason other than Good Reason from the Officer’s employment hereunder, the Officer shall be entitled to payment of (A) the Officer’s Salary accrued up to and including the date of termination or resignation, and any unreimbursed expenses. Except to the extent required by the terms of the benefits provided under Section 3(f) or applicable law, the Officer shall have no right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination or resignation of employment with respect to the year of such termination or resignation and later years. The treatment of any outstanding options held by the Officer as of the date of the termination shall be governed by the agreements and equity incentive plans pursuant to which the options were granted.

(ii) Termination for “Cause” shall mean a termination of the Officer’s employment with the Company because of (A) a failure by the Officer to substantially perform the Officer’s customary duties with the Company in the ordinary course (other than such failure resulting from the Officer’s incapacity due to physical or mental illness or any such actual or anticipated failure after the Officer provides written notification to the Company of resignation of employment for Good Reason under this Agreement) that, if susceptible to cure, has not been cured as determined by the Company within 30 days after a written demand for substantial performance is delivered to the Officer by the

Company, which demand specifically identifies the manner in which the Company believes that the Officer has not substantially performed the Officer’s duties; (B) the Officer’s gross negligence, intentional misconduct or fraud in the performance of the Officer’s employment; (C) the Officer’s indictment for a felony or for a crime involving fraud or dishonesty; (D) a judicial determination that the Officer committed fraud or dishonesty against any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity (each, a “Person”); or (E) the Officer’s material violation of this Agreement or of one or more of the Company’s policies applicable to the Officer’s employment as may be in effect from time to time.

(iii) Termination of the Officer’s employment for Cause shall be communicated by delivery to the Officer of a written notice from the Company stating that the Officer will be terminated for Cause, specifying the particulars thereof and the effective date of such termination. If the Company provides such written notice to the Officer, to the extent the Officer is being terminated for a failure to perform the Officer’s duties, as described in Section 4(a)(ii)(A) above, the Officer shall have 30 days from the date of receipt of such notice to effect a cure and, upon cure thereof by the Company, such failure to perform shall no longer constitute Cause for purposes of this Agreement.

(iv) The date of a resignation other than for Good Reason by the Officer shall be the date specified in a written notice of resignation from the Officer to the Company provided that the Officer shall provide at least 60 days’ advance written notice of the Officer’s resignation other than for Good Reason.

(b) Involuntary Termination.

(i) If, prior to the expiration of the Initial Term or any Additional Term, the Company terminates the Officer’s employment for any reason other than Disability, death or Cause or if the Officer resigns from the Officer’s employment for Good Reason (such termination or resignation being hereinafter referred to as an “Involuntary Termination”), the Officer shall be entitled to (A) payment of the Officer’s Salary accrued up to and including the date of the Involuntary Termination, (B) payment of any unreimbursed expenses, and (C) severance (the “Severance”), consisting of:

(1) continuation of the Officer’s Salary, at the rate in effect on the date of the Involuntary Termination, for a period of six months, commencing on the date next following the date of the Involuntary Termination;

(2) six months’ Company-paid benefits continuation for the Officer and the Officer’s eligible dependents; and

(3) payment of the Annual Incentive, in a prorated amount based on the number of days the Officer was actually employed during the applicable plan year and on deemed satisfactory performance by the Officer, but based on actual performance objectives satisfied by the Company, payable in a lump sum payment within 30 days after the date that the Annual Incentive is normally paid under the terms of the plans and policies of the Company (but in no event more than 12 months following the date of the Involuntary Termination);

(4) acceleration of the Officer’s Option vesting schedule by 12 months if the termination shall be within the first 12 months of employment; or by six months if the termination shall be after the first 12 months of employment; and

(5) repatriation (if applicable) to the Officer’s home country, including a household move, transportation for the Officer and his family, and assumption by MagnaChip of any outstanding expatriate costs such as lease payments for housing or transportation.

provided, however, that the Severance payable to the Officer pursuant to this section shall be reduced to the extent that the Company makes any severance payments pursuant to the Korean Commercial Code or any other U.S., Korean, or other statute.

(ii) Resignation for “Good Reason” shall mean resignation by the Officer because of, unless the Officer otherwise consents in writing, one or more of the following circumstances:

(1) a reduction in the Officer’s overall pay package of more than 15% that is not applied to all officers at the Officer’s seniority level, provided that, so long as the Annual Incentive target is at a target level 50% or more of the Officer’s Salary, any decrease in the amount of the Annual Incentive paid to the Officer shall not be taken into account in calculating a decrease in the overall pay package; or

(2) the nature or status of the Officer’s authorities, duties or responsibilities has been materially and adversely altered.

(iii) Resignation for Good Reason shall be communicated by delivery to the Company of a written notice from the Officer stating that the Officer will be resigning for Good Reason, specifying the particulars thereof and the effective date of such resignation. If the Officer provides such written notice to the Company, the Company shall have 30 days from the date of receipt of such notice to effect a cure of the material breach described therein and, upon cure thereof by the Company, such material breach shall no longer constitute Good Reason for purposes of this Agreement.

(iv) The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Officer. The date of resignation for Good Reason shall be the date specified in a written notice of resignation from the Officer to the Company; provided, however, that no such written notice shall be effective unless the cure period specified in Section 4(b)(iii) above has expired without the Company having corrected the event or events subject to cure.

(c) Termination Due to Disability. In the event of the Officer’s Disability, the Company shall be entitled to terminate the Officer’s employment. In the case that the Company terminates the Officer’s employment due to Disability, the Officer shall be entitled to (i)

payment of the Officer’s Salary up to and including the date of termination, (ii) payment of any unpaid expense reimbursements, and (iii) payment of the Annual Incentive, in a prorated amount based on the number of days the Officer was actually employed during the applicable plan year, based on actual performance objectives satisfied by the Company, payable in a lump sum payment within 30 days of the date that the Annual Incentive is normally paid under the terms of the plans and policies of the Company. As used in this Section 4(c), the term “Disability” shall mean that the Company determines that due to physical or mental illness or incapacity, whether total or partial, the Officer is substantially unable to perform the Officer’s duties hereunder for a period of 180 consecutive days or shorter periods aggregating 180 days during any period of 365 consecutive days. The Officer shall permit a licensed physician agreed to by the Company and the Officer (or, in the event that the Company and the Officer cannot agree, by a licensed physician agreed upon by a physician selected by the Company and a physician selected by the Officer) to examine the Officer from time to time prior to the Officer’s being determined to be Disabled, as reasonably requested by the Company, to determine whether the Officer has suffered a Disability hereunder.

(d) Death. In the event of the Officer’s death while employed by the Company, the Officer’s estate or named beneficiary shall be entitled to (i) payment of the Officer’s Salary up to and including the date of termination, (ii) payment of any unpaid expense reimbursements, and (iii) payment of the Annual Incentive, in a prorated amount based on the number of days the Officer was actually employed during the applicable plan year payable in a lump sum payment within 30 days of the date that the Annual Incentive is normally paid under the terms of the plans and policies of the Company.

5.	COVENANTS

(a) Confidential Information. As an officer of the Company, the Officer acknowledges that the Officer has had and will have access to confidential or proprietary information or both relating to the business of, or belonging to, the Company or any affiliates or third parties including, but not limited to, proprietary or confidential information, technical data, trade secrets, or know-how in respect of research, product plans, products, services, customer lists, customers, markets, computer software (including object code and source code), data and databases, outcomes research, documentation, instructional material, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware, configuration information, models, manufacturing processes, sales information, cost information, business plans, business opportunities, marketing, finances or other business information disclosed to the Officer in any manner including by drawings or observations of parts or equipment, etc., all of which have substantial value to the Company (collectively, “Confidential Information”).

(i) The Officer agrees that while employed with the Company and after the termination of the Officer’s employment for any reason, the Officer shall not: (A) use any Confidential Information except in the course of the Officer’s employment by the Company; or (B) disclose any Confidential Information to any other person or entity, except to personnel of the Company utilizing it in the course of their employment by the Company or to persons identified to the Officer in writing by the Company, without the prior written consent of the Company.

(ii) While the Officer is employed with the Company and after the termination of the Officer’s employment for any reason, the Officer shall respect and adhere to any non-disclosure, confidentiality or similar agreements to which the Company or any of its affiliates are, or during the period of the Officer’s employment by the Company, become, a party or subject. Upon the request of the Officer, the Company shall disclose to the Officer any such agreements to which it is a party or is subject.

(iii) The Officer hereby confirms that all Confidential Information and “Company Materials” (as hereinafter defined) are and shall remain the exclusive property of the Company. Immediately upon the termination of the Officer’s employment for any reason, or during the Officer’s employment with the Company upon the request of the Company, the Officer shall return all Company Materials, or any reproduction of such materials, apparatus, equipment and other physical property. For purposes of this Agreement, “Company Materials” are documents or other media or tangible items that contain or embody Confidential Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by the Officer or others.

(b) Disclosure of Previously Acquired Information to Company. The Officer hereby agrees not to disclose to the Company, and not to induce the Company to utilize, any proprietary information or trade secrets of any other party that are in the Officer’s possession, unless and to the extent that the Officer has authority to do so.

(c) Non-Competition. While the Officer is employed by the Company and, after the Officer’s termination of employment for any reason, until the earlier of (i) the first anniversary of the date of termination and (ii) the third anniversary of the Effective Date, the Officer (and any entity or business in which the Officer or any affiliate of the Officer has any direct or indirect ownership or financial interest) shall not, except with the prior written consent of the Board of Directors, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into any employment of, act as a consultant to, or perform any services for any business which at any time during such period is in competition with any business in which the Company, or any of its affiliates, is planning to be engaged in the near future or is engaged on or prior to the termination of Officer’s employment by the Company, anywhere in the world. This provision shall not be construed to prohibit the ownership by the Officer of less than 2% of any class of securities of any corporation that has a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, so long as the Officer remains a passive investor in such entity.

(d) No Solicitation. While the Officer is employed by the Company and for a two-year period thereafter, the Officer shall not, directly or indirectly, for the Officer’s own account or for the account of any other Person (i) solicit, employ, retain as a consultant, interfere with or attempt to entice away from the Company or any of its affiliates, or any successor to any of the foregoing, any individual who is, has agreed to be or within one year of such solicitation, employment, retention, interference or enticement has been, employed or retained by the Company or any of its subsidiaries or any successor to any of the foregoing or (ii) solicit or attempt to solicit the trade of any Person which, at the time of such solicitation, is a customer of the Company or its affiliates, or any successor to any of the foregoing, or which the Company or its affiliates, or any successor to any of the foregoing, is undertaking reasonable steps to procure as a customer at the time of or immediately preceding the termination of Officer’s employment by the Company; provided, however, that this limitation shall only apply to any product or service which is in competition with a product or service of the Company or its affiliates.

(e) Non-Disparagement. The Officer and the Company agree that at any time during the Officer’s employment with the Company or at any time thereafter, neither the Company nor the Officer shall make, or cause or assist any other person to make, any statement or other communication which impugns or attacks, or is otherwise critical of, the reputation, business or character of the other, any subsidiary or any of their respective officers, directors, employees, products or services. The foregoing restrictions shall not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.

(f) Enforcement. The Officer hereby acknowledges that the Officer has carefully reviewed the provisions of this Agreement and agrees that the provisions are fair and equitable. However, in light of the possibility of differing interpretations of law and change in circumstances, the parties hereto agree that if any one or more of the provisions of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable or enforceable under such circumstances shall be substituted for the stated period, scope or area.

6.	GENERAL PROVISIONS

(a) Tax Withholding. All amounts paid to the Officer hereunder shall be subject to all applicable federal, state, and local wage withholding.

(b) Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery, or certified mail, return receipt requested, or (if to the Company) by telex or facsimile, in any case delivered to the applicable address set forth below:

(i) If to the Company:	MagnaChip Semiconductor, Ltd. 891 Daechi-dong, Kangnam-gu Seoul 135-738 Korea Fax: 82-2-3459-3867 Attn: General Counsel

(ii) If to IC Media:	IC Media Corporation c/o MagnaChip Semiconductor, Ltd. 891 Daechi-dong, Kangnam-gu Seoul 135-738 Korea Fax: 82-2-3459-3867 Attn: General Counsel

(iii) If to the Officer:	at the last known residential address on the personnel records of the Company;

or to such other persons or other addresses as either party may specify to the other in writing.

(c) Assignment; Assumption of Agreement. This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except as provided herein. The Company may assign its rights and obligations under this Agreement to any corporation or other business entity (i) which is an affiliate of the Company, (ii) with which the Company may merge or consolidate, or (iii) to which the Company may sell or transfer all or substantially all of its assets or 50% or more of the voting stock entitled to elect the members of the Board of Directors of the Company, provided that in each case such successor company expressly assumes the Company’s obligations hereunder in writing. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Section 6(c). For purposes of this Section 6(c), “affiliate” means any company that the Company controls, that controls the Company, or that is under common control with the Company.

(d) Amendment. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the parties. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(e) Severability. If any term or provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(f) Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, and the venue for all disputes arising out of this Agreement shall be the state or federal courts located therein.

(g) Entire Agreement. This Agreement contains the entire agreement of the Officer, the Company and any predecessors or affiliates thereof with respect to the subject matter hereof and all prior agreements and negotiations are superseded hereby as of the date of this Agreement.

(h) Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Officer have executed this Agreement effective as of the Effective Date.

MAGNACHIP SEMICONDUCTOR, LTD.

By:
Name:
Title:

IC MEDIA CORPORATION

By:
Name:
Title:

OFFICER

Jason Hartlove

[Signature Page to Service Agreement]